Exhibit 99.1
CSK AUTO CORPORATION ANNOUNCES ENTRY INTO CREDIT AGREEMENT WAIVER AND OTHER DEVELOPMENTS WITH RESPECT TO FINANCING, AND PROVIDES UPDATE ON ACCOUNTING INVESTIGATION AND PRELIMINARY FISCAL 2005 FINANCIAL INFORMATION
PHOENIX, AZ, May 22, 2006 — CSK Auto Corporation (NYSE: CAO) announced today that its wholly owned subsidiary, CSK Auto, Inc., entered into a temporary waiver (“Waiver”) for a stated time period with the lenders under its Second Amended and Restated Credit Agreement (the “Credit Agreement”) with respect to the stated time period under the Credit Agreement to deliver the Company’s financial statements for its fiscal year 2005 and first quarter of fiscal 2006. The Company, which previously announced the delay of its filing with the SEC of its annual report on Form 10-K for the fiscal year 2005, requested the Waiver to provide additional time to complete its fiscal 2005 financial statements and required assessment of internal control over financial reporting and its first quarter fiscal 2006 financial statements in light of the ongoing investigation by the Audit Committee of the Company’s Board of Directors into certain accounting errors and irregularities as described in the Company’s March 27, 2006 press release and Form 8-K.
The Waiver provides for the Company’s continued access to borrowings under its revolving Credit Agreement, as well as a waiver of any default or event of default under the Credit Agreement that might arise as a result of any necessary restatement of prior financial statements provided such restatements are within the scope of the matters discussed in the Company’s prior press release. The Company incurred no fees in connection with the Waiver. The Company has previously stated that it expects that its financial results for each of the two fiscal years 2003 and 2004, selected consolidated financial data for each of the five fiscal years 2001 through 2005 and interim financial information for each of its quarters in fiscal year 2004 and for the first three quarters of fiscal 2005 will need to be restated in order to account properly for the matters identified in connection with the investigation. Accordingly, as previously indicated, the above previously issued financial statements and information should no longer be relied upon.
In addition to the Credit Agreement, the indentures governing certain of CSK Auto, Inc.’s other outstanding indebtedness contain SEC filing obligations with respect to the Company’s annual and quarterly financial information. As previously announced as being anticipated, the Company has received notices of default under these indentures. More specifically, the Company has received notices of default under the indentures covering $100 million principal amount of 4 5/8% exchangeable notes and $125 million principal amount of 3 3/8% exchangeable notes. The holders of these exchangeable notes will have the right to accelerate payment of their notes if the Company does not file its fiscal 2005 financial statements by July 2, 2006. The Company also received a notice from the trustee under the indenture covering $225 million principal amount of its 7% senior notes (the “7% indenture”) alleging a default under such indenture, but has advised the trustee that the 7% indenture does not provide for a default due to a delay in filing financial statements with the SEC or the trustee.
In view of these developments and the fact that, based on the present status of the investigation, it now appears unlikely that the Company will file its financial statements with the SEC prior to July 2, 2006, the Company is in discussions for alternative financing arrangements in the event any of its outstanding indebtedness is accelerated. Based on discussions to date and in light of the Company’s strong balance sheet and cash flow, the Company believes that alternative financing will be available, if necessary. The Company has obtained a “highly confident” letter from a major investment banking firm indicating a high degree of confidence that the Company can secure alternative financing arrangements, if necessary. No fees were incurred by the Company in connection with obtaining this letter.

Preliminary Financial Highlights
Due to the aforementioned investigation, the Company will continue to defer the release of its financial results for the fourth quarter and full year fiscal 2005 and expects to defer release of its financial results for the first quarter of 2006 ended April 30, 2006. However, based on preliminary information, the Company currently expects to report free cash flow of approximately $121 million (a non-GAAP measure, which consists of net cash provided by operating activities of approximately $154 million less capital expenditures of $33 million) for fiscal 2005 relative to the Company’s prior projected free cash flow estimate of approximately $85 million. The increase over prior projections resulted from increased cash flow from operations primarily due to lower than projected inventory levels and a one-time cash flow benefit of approximately $30 million due to the accelerated collection of fiscal 2005 vendor allowances. Pretax income for fiscal 2005 is expected to be in the range of $60 million to $72 million, reflecting our current estimate of the effect the accounting errors and irregularities noted in the investigation to date will have on our fiscal 2005 results, none of which will impact cash flow information described above. Pretax income reflects depreciation and amortization of approximately $35 million and interest expense of approximately $33 million. The foregoing information is preliminary and subject to completion of the Audit Committee’s investigation and the audit of our financial statements for fiscal 2005.
The Company also reports the following preliminary net sales results for the first quarter of fiscal 2006 ended April 30, 2006. Total sales for the first quarter of fiscal 2006 were $454.1 million compared to $397.2 million for the first quarter of fiscal 2005. All of the increase in first quarter sales was attributable to sales from Murray’s Discount Auto Stores, which the Company acquired in December 2005. Excluding sales from the Murray’s stores, same store sales for the first quarter of fiscal 2006 declined 2.3%, consisting of an increase of 5.6% in commercial same store sales and a decline of 4.0% in retail same store sales. The Company believes that its fiscal 2006 first quarter sales have been negatively impacted by areas of unusually wet weather and persistently higher gasoline prices, particularly in the western United States where many of the Company’s stores are located. Ten net new stores were opened in the first quarter and we anticipate opening twelve net new stores in the second quarter of 2006. As of May 16, 2006, CSK Auto, Inc. had approximately $132 million of availability under its Credit Agreement with $66 million in borrowings under the revolving credit facility and $32 million in letters of credit outstanding under its Credit Agreement.
The financial highlights presented in this press release are preliminary and are subject to change based on the completion of the Audit Committee investigation, the completion of our fiscal 2005 annual and 2006 first quarter financial statements and the completion of the independent audit of our fiscal 2005 financial statements. This data should not be viewed as a substitute for full financial statements.
Status of Audit Committee Investigation
At this time, no facts have been developed that would indicate that any of the following items would have a material adverse effect on historical revenues or cash flows or on the Company’s ongoing or future business operations. As previously announced, the Company’s Audit Committee, with the assistance of independent counsel and a separate accounting firm, is conducting an investigation of accounting errors and irregularities that must be completed before our financial statements and reports can be finalized and issued. Although that investigation is ongoing, to date, the Audit Committee has not discovered any facts indicating that there are errors or irregularities material in amount outside of the inventory and vendor allowance areas. Results of the investigation to date, which are not yet final, indicate that the probable maximum overstatements relative to the Company’s previously filed October 31, 2005 balance sheet are as follows: In-transit Inventory — $28 million, Other Inventory Accounts — $40 million and Vendor Allowances — $12 million.
In addition, the Company has identified in the course of its year-end close process an estimated overstatement of between $3 million and $7 million of store surplus fixtures and supplies, the majority of which appears to have accumulated in periods prior to fiscal 2003.
As noted in previous releases, the Company will be evaluating whether any of the matters identified in the course of the Audit Committee’s investigation were the result of one or more material weaknesses in its internal controls in addition to those previously reported in its fiscal 2004 Form 10-K. Based on current information, the Company would expect to identify additional material weaknesses in its internal controls at January 29, 2006. The Company will conclude its evaluation and report its findings in this regard when it files its fiscal 2005 Form 10-K.
Engagement of Evercore Financial Advisors L.L.C.
The Company also announced that it engaged Evercore Financial Advisors L.L.C. as an advisor to assist the Company in its dealings with its debt holders and related matters.
Annual Meeting of Stockholders
The Company expects to announce the date of its 2006 Annual Stockholders’ Meeting as soon as practicable after the filing of its 2005 Form 10-K.
Portions of this release may constitute “forward-looking statements” as defined by federal law. Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Litigation Reform Act of 1995. Additional information about issues that could lead to material changes in the Company’s performance is contained in the Company’s filings with the Securities and Exchange Commission. The Company makes no commitment to revise or update any forward looking statement in order to reflect events or circumstances after the date any such statement is made. As indicated previously and above, additional inquiry and analysis is being conducted by the Company and the Audit Committee before any definitive conclusions can be reached as to the time periods and amounts involved relative to the accounting errors and irregularities that have been identified. In addition, there can be no assurance that additional matters will not be identified that require further analysis relative to their impact on previously issued financial statements or that the amounts involved and nature and extent of the accounting errors and irregularities may not ultimately differ materially from that described above.
CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of April 30, 2006, the Company operated 1,288 stores in 22 states under the brand names Checker Auto Parts, Schuck’s Auto Supply, Kragen Auto Parts and Murray’s Discount Auto Stores.
Investor Contact: Brenda Bonn — Manager, Investor Relations 602-631-7483
Media Contact: Ashton Partners — Mike Banas 312-553-6704